Term sheet No. 785VV
To underlying supplement No. 1 dated September 29, 2009,
product supplement VV dated September 29, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated December 3, 2009; Rule 433
Deutsche Bank AG, London Branch
$
Buffered Absolute Return Barrier Securities Linked to the iShares® MSCI EAFE® Index Fund due on or about June 16*, 2011
General
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Buffered Absolute Return Barrier Securities linked to the iShares® MSCI EAFE® Index Fund due June 16*, 2011 (the “securities“) are designed for investors who seek a return at maturity linked to the performance of the iShares® MSCI EAFE® Index Fund (the “Fund”). The first 15.00% of any decline in the Final Fund Level as compared to the Initial Fund Level is protected. Accordingly, if the Fund declines more than 15.00% from its Initial Fund Level, investors must be willing to lose up to 85.00% of their investment. Investors should be willing to forgo interest and dividend payments. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about June 16*, 2011.
•	Denominations of $1,000 (the “Face Amount“) and minimum initial investments of $1,000.
•	The securities are expected to price on or about December 11*, 2009 and are expected to settle three business days later on or about December 16*, 2009 (the “Settlement Date“).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	iShares® MSCI EAFE® Index Fund (Ticker: EFA.P)
Issue Price:	100.00% of the Face Amount
Buffer Level:	15.00%
Upper Barrier:	133.50% - 143.50% of the Initial Fund Level (to be determined on the Trade Date)
Lower Barrier:	85.00% of the Initial Fund Level
Barrier Event:
A Barrier Event will occur if on any day during the Observation Period the closing level of the Fund multiplied by the Share Adjustment Factor exceeds the Upper Barrier or is less than the Lower Barrier.

Payment at Maturity:	At maturity, you will receive a cash payment based on the performance of the Fund, and whether a Barrier Event occurs, as follows:
If a Barrier Event has not occurred, you will receive a cash payment at maturity per security equal to:
$1,000 + ($1,000 x Absolute Return)
If a Barrier Event has occurred and,
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if the Final Fund Level is greater than or equal to the Initial Fund Level or if the Final Fund Level is less than the Initial Fund Level but the difference is less than or equal to the Buffer Level, you will receive a cash payment at maturity per security equal to:

$1,000
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if the Final Fund Level is less than the Initial Fund Level, and the difference is greater than the Buffer Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Fund Level exceeds the Buffer Level. Accordingly, if the Final Fund Level is less than the Initial Fund Level beyond the Buffer Level, you will receive a cash payment at maturity per security equal to:

$1,000 + ($1,000 x (Fund Return + Buffer Level))
If the Final Fund Level is less than the Initial Fund Level by an amount greater than the Buffer Level, you could lose up to $850.00 per $1,000 security Face Amount..
Fund Return:	Final Fund Level – Initial Fund Level Initial Fund Level
Absolute Return:	The absolute value of the Fund Return
Initial Fund Level:	The closing level of the Fund on the Trade Date
Final Fund Level:	The closing level of the Fund on the Final Valuation Date multiplied by the Share Adjustment Factor
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities—Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Observation Period:	The period of trading days on which there is no market disruption event with respect to the Fund commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	December 11*, 2009
Settlement Date:	December 16*, 2009
Final Valuation Date:
June 13*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:
June 16*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates”” in the accompanying product supplement.

CUSIP:	2515A0 WL 3
ISIN:	US2515A0WL33
*
Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1)          For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 of securities.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement VVdated September 29, 2009, the prospectus supplement VV dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement VV dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200360/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity of the Securities assuming a range of performance for the Fund?

The table below illustrates the Payment at Maturity per $1,000 security Face Amount for a hypothetical range of performance for the Fund from -100.00% to +100.00% and assumes a Buffer Level of 15.00%, an Initial Fund Level of 55.00, an Upper Barrier of 76.175 (equal to 138.50% of the Initial Fund Level) and a Lower Barrier of 46.75 (equal to 85.00% of the Initial Fund Level). The actual Upper Barrier, Lower Barrier and Initial Fund Level will be determined on the Trade Date. The “payment return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		Fund Never Closes Outside the Stated Fund Barriers on Any Trading Day During the Observation Period		Fund Closes Outside the Stated Index Fund Barriers on Any Trading Day During the Observation Period
Hypothetical Final Fund Level	Fund Return (%)	Payment at Maturity($)	Payment Return (%)	Payment at Maturity($)	Payment Return (%)
110.00	100.00%	N/A	N/A	$1,000.00	0.00%
96.25	75.00%	N/A	N/A	$1,000.00	0.00%
90.75	65.00%	N/A	N/A	$1,000.00	0.00%
82.50	50.00%	N/A	N/A	$1,000.00	0.00%
76.18	38.50%	$1,385.00	38.50%	$1,000.00	0.00%
66.00	20.00%	$1,200.00	20.00%	$1,000.00	0.00%
60.50	10.00%	$1,100.00	10.00%	$1,000.00	0.00%
57.75	5.00%	$1,050.00	5.00%	$1,000.00	0.00%
55.00	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
52.25	-5.00%	$1,050.00	5.00%	$1,000.00	0.00%
49.50	-10.00%	$1,100.00	10.00%	$1,000.00	0.00%
46.75	-15.00%	$1,150.00	15.00%	$1,000.00	0.00%
38.50	-30.00%	N/A	N/A	$850.00	-15.00%
33.00	-40.00%	N/A	N/A	$750.00	-25.00%
27.50	-50.00%	N/A	N/A	$650.00	-35.00%
13.75	-75.00%	N/A	N/A	$450.00	-55.00%
0.00	-100.00%	N/A	N/A	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Fund increases by 10% from the Initial Fund Level of 55.00 to a Final Fund Level of 60.50, and the Fund closing level multiplied by the Share Adjustment Factor never exceeds the Upper Barrier or falls below the Lower Barrier on any trading day during the Observation Period. Because the Fund closing level multiplied by the Share Adjustment Factor never exceeds the Upper Barrier or falls below the Lower Barrier, the Payment at Maturity is equal to $1,100.00 per $1,000 security Face Amount, calculated as follows:

$1,000 + ($1,000 x Absolute Return) =
$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 2: The level of the Fund decreases by 10% from the Initial Fund Level of 55.00 to a Final Fund Level of 49.50, and the Fund closing level multiplied by the Share Adjustment Factor never exceeds the Upper Barrier or falls below the Lower Barrier on any trading day during the Observation Period. Because the Fund closing level multiplied by the Share Adjustment Factor never exceeds the Upper Barrier or falls below the Lower Barrier, the Payment at Maturity is equal to $1,100.00 per $1,000 security Face Amount calculated as follows:

$1,000 + ($1,000 x Absolute Return) =
$1,000 + Absolute value of ($1,000 x -10.00%) = $1,100.00

Example 3: The closing level of the Fund multiplied by the Share Adjustment Factor exceeds the Upper Barrier on at least one trading day during the Observation Period and the Fund level ultimately increases by 50% from the Initial Fund Level of 55.00 to a Final Fund Level of 82.50. Because the closing level of the Fund multiplied by the Share Adjustment Factor has exceeded the Upper Barrier and the Final Fund Level is greater than the Initial Fund Level, the Payment at Maturity is equal to $1,000.00 per $1,000 security Face Amount.

Example 4: The closing level of the Fund multiplied by the Share Adjustment Factor is less than the Lower Barrier on at least one trading day during the Observation Period and the Fund level ultimately decreases by 50% from the Initial Fund Level of 55.00 to a Final Fund Level of 27.50. Because the closing level of the Fund multiplied by the Share Adjustment Factor has fallen below the Lower Barrier, and the decline in the Fund from the Initial Fund Level to the Final Fund Level exceeds the Buffer Level, the Payment at Maturity is equal to $680.00 per $1,000 security Face Amount calculated as follows:

$1,000 + ($1,000 x (Fund Return + Buffer Level)) =
$1,000 + ($1,000 x (-50.00% + 15.00%)) = $650.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED – Your ability to participate in the performance of the Fund is limited by the Upper Barrier and Lower Barrier features of the securities. If the Fund closing level multiplied by the Share Adjustment Factor exceeds the Upper Barrier or falls below the Lower Barrier on any trading day during the Observation Period, you will receive no more than $1,000.00 per $1,000 security Face Amount at maturity. The Absolute Return is the absolute value of the Fund Return, and thus is positive regardless of whether the Fund Return is positive or negative. Because the Upper Barrier is between 133.50% and 143.50% of the Initial Fund Level (to be determined on the Trade Date) and the Lower Barrier is 85.00% of the Initial Fund Level, the maximum return on the securities will be between 33.50% and 43.50% (to be determined on the Trade Date) of the Face Amount if the Fund Return is positive and remains within the stated Fund barriers and 15.00% of the Face Amount if the Fund Return is negative and remains within the stated Fund barriers. If the Fund closes outside the stated Fund barriers, you will receive at most your initial investment and may lose up to $850.00 for each $1,000 security Face Amount that you invest. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – You will not be protected against a decline in the level of the Fund if the Final Fund Level is less than the Initial Fund Level by more than the Buffer Level. Accordingly, you could lose up to $850.00 for each $1,000 security Face Amount that you invest.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EAFE® INDEX FUND – The return on the securities is linked to the performance of the iShares® MSCI EAFE® Index Fund. The iShares® MSCI EAFE® Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE® Index Fund. The iShares® MSCI EAFE® Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Index”). The iShares® MSCI EAFE® Index Fund trades on the NYSE under the ticker symbol “EFA.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI EAFE® Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement No. 1 dated September 29, 2009. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. Your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your securities in shares of the Fund and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled "Taxation by Germany of Non-Resident Holders."

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or in any of the component stocks comprising the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $150.00 per $1,000 security Face Amount. The return on the securities at maturity is linked to the performance of the iShares® MSCI EAFE® Index Fund and will depend on whether the closing level of the Fund multiplied by the Share Adjustment Factor exceeds the Upper Barrier or falls below the Lower Barrier on any trading day during the Observation Period. Your investment will be exposed to any decline in the Final Fund Level, as compared to the Initial Fund Level, beyond the 15.00% Buffer Level. Accordingly, you could lose up to $850.00 for each $1,000 security Face Amount that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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YOUR POTENTIAL RETURN ON THE SECURITIES IS LIMITED AND CONTINGENT UPON THE FUND CLOSING LEVELS REMAINING WITHIN THE STATED FUND BARRIERS – Your investment in the securities may not perform as well as an investment in a security with a return based solely on the performance of the Fund. Your ability to participate in the performance of the Fund is limited by the Upper Barrier and Lower Barrier features of the securities. If the Fund closing level multiplied by the Share Adjustment Factor exceeds the Upper Barrier or falls below the Lower Barrier on any trading day during the Observation Period, you will receive no more than $1,000.00 per $1,000 security Face Amount at maturity. The Absolute Return is the absolute value of the Fund Return, and thus is positive regardless of whether the Fund Return is positive or negative. Because the Upper Barrier is between 133.50% and 143.50% of the Initial Fund Level (to be determined on the Trade Date) and the Lower Barrier is 85.00% of the Initial Fund Level, the maximum return on the securities will be between 33.50% and 43.50% (to be determined on the Trade Date) of the Face Amount if the Fund Return is positive and 15.00% of the Face Amount if the Fund Return is negative.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The Payment at Maturity on the securities is subject to our creditworthiness.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities may include commissions paid to agents and will include the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price. The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks comprising the Fund would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES – We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the component stocks underlying the Fund and consequently have an impact on the performance of the Fund, and may adversely affect the Fund Return and/or may cause the Fund to close above the Upper Barrier or below the Lower Barrier. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

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whether the Fund closing level multiplied by the Share Adjustment Factor has exceeded the Upper Barrier or fallen below the Lower Barrier on any trading day during the Observation Period and, if not, whether the level of the Fund is close to the Upper Barrier or the Lower Barrier;

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

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the dividend rate on the stocks held by the Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Fund may influence the market price of the shares of the Fund and the market value of options on Fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying the Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Fund and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND – We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Fund or underlying the Index and the issuers of the component securities held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES – Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”), the publisher of the Index. The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete, or substitute the stocks composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of Fund shares to close below the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities.

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THE FUND AND THE INDEX ARE DIFFERENT – The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BGFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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TRANSITION OF THE INVESTMENT ADVISOR OF THE ISHARES® MSCI EAFE® INDEX FUND – On August 6, 2009, Barclays shareholders approved the proposed sale of Barclays Global Investors ("BGI") to BlackRock Inc. (“BlackRock”). BlackRock previously announced on June 16, 2009, that it had received written notice from Barclays that its Board of Directors had accepted BlackRock's offer to acquire BGI. The transaction is expected to close in the fourth quarter of 2009 following the receipt of client consents and regulatory approvals, and satisfaction of customary closing conditions. The failure to obtain such approvals or satisfy the conditions could have an adverse effect on the value of the Fund and consequently on the value of your securities.

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CURRENCY EXCHANGE RISK – The prices of the stocks underlying the Index are converted into U.S. dollars in calculating the level of the Index. As a result, the holders of the securities will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the Index trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the Index, and the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Fund, the Index or of the component securities held by the Fund over the life of the securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, of the Index or of the component securities held by the Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the securities. In addition, as described above under “Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily Fund closing levels from August 22, 2002 through November 30, 2009. The Fund closing level on November 30, 2009 was 55.42. We obtained the Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Fund. We cannot give you assurance that the performance of the Fund will result in the return of your initial investment in excess of the Buffer Level.

 Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.75% or $7.50 per $1,000 security Face Amount. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security Face Amount and may additionally pay fees of up to 0.25% or $2.50 per $1,000 security Face Amount to certain other broker-dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.